Exhibit 99.1

HERSHA HOSPITALITY TRUST

Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2012
(Unaudited, Dollar Amounts in Thousands Except per Share Data)

The accompanying unaudited Pro Forma Consolidated Statement of Operations for Hersha for the year ended December 31, 2012 is presented as if the acquisition of our interest in the Holiday Inn Express 29th Street had been consummated as of January 1, 2012.

This pro forma consolidated statement should be read in conjunction with (i) the Hersha audited financial statements for the year ended December 31, 2012 included in our Annual Report on Form 10-K, (ii) the Metro 29th Street Associates, LLC historical financial statements and notes thereto included elsewhere in Hersha’s Current Report on Form 8-K/A filed August 30, 2012, and (iii) the notes to the Pro Forma Consolidated Statement of Operations included  in this Form 8-K/A. In management’s opinion, adjustments necessary to reflect the effects of the acquisitions have been made based on management’s best estimate.

The following unaudited Pro Forma Consolidated Statement of Operations is not necessarily indicative of what actual results of Hersha would have been assuming such acquisition had been completed as of January 1, 2012, nor is it indicative of the results of operations for future periods.

	For the Year Ended December 31, 2012
	(A)	(B)
	Historical	Holiday Inn Express 29th Street	Combined	Adjustments		Pro Forma
Revenue:
Hotel Operating Revenues	$356,005	$6,478	$362,483	$-		$362,483
Interest Income From Development Loans	1,998	-	1,998	-		1,998
Other Revenues	212	-	212	-		212
Total Revenue	358,215	6,478	364,693	-		364,693
Operating Expenses:
Hotel Operating Expenses	196,119	3,056	199,175	-		199,175
Hotel Ground Rent	835	-	835	-		835
Real Estate and Personal Property Taxes and Property Insurance	22,527	535	23,062	-		23,062
General and Administrative	23,427	-	23,427	-		23,427
Acquisition and Terminated Transaction Costs	1,187	-	1,187	-		1,187
Depreciation and Amortization	57,364	832	58,196	145	(C)	58,341
Total Operating Expenses	301,459	4,423	305,882	145		306,027

Operating Income (Loss)	56,756	2,055	58,811	(145)		58,666

Interest Income	1,311	-	1,311	-		1,311
Interest Expense	(43,967)	(2,404)	(46,371)	402	(D)	(45,969)
Other Expense	(788)	(39)	(827)	-		(827)
Loss on Debt Extinguishment	(3,324)	-	(3,324)	-		(3,324)

Income Before (Loss) Income from Unconsolidated Joint Venture Investments, Income Taxes and Discontinued Operations	9,988	(388)	9,600	257		9,857

(Loss) Income from Unconsolidated Joint Venture Investments	(2,124)	-	(2,124)	114	(E)	(2,010)

Income (Loss) before Income Taxes	7,864	(388)	7,476	371		7,847

Income Tax Benefit	3,355	-	3,355	-		3,355
Income (Loss) from Continuing Operations	11,219	(388)	10,831	371		11,202

Discontinued Operations
Gain on Disposition of Hotel Properties	11,231	-	11,231	-		11,231
Loss from Discontinued Operations	(232)	-	(232)	-		(232)
Income from Discontinued Operations	10,999	-	$10,999	$-		$10,999

Net Income (Loss)	22,218	(388)	21,830	371		22,201

Loss Allocated to Noncontrolling Interests	158	448	606	16	(F)	622
Preferred Distributions	(14,000)	-	(14,000)	-		(14,000)

Net (Loss) Income applicable to Common Shareholders	$8,376	$60	$8,436	$386		$8,822

Earnings Per Share from Continuing Operations applicable to Common Shareholders
Basic	$(0.01)					$(0.01)
Diluted	$(0.01)					$(0.01)

Weighted Average Common Shares Outstanding
Basic	187,415,270					187,415,270
Diluted	187,415,270					187,415,270

HERSHA HOSPITALITY TRUST

Notes and Management’s Assumptions to the
Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2012
(Unaudited, Dollar Amounts in Thousands Except per Share Data)

(A)	Represents Hersha’s Consolidated Statement of Operations for the year ended December 31, 2012 as filed in our Annual Report on Form 10-K.

(B)
Represents the historical statement of operations for the Holiday Inn Express 29th Street for the period from January 1, 2012 through June 18, 2012, the date of the acquisition of our interest in the Holiday Inn Express 29th Street.

(C)
Represents the adjustment to reflect the estimated depreciation on property of the Holiday Inn Express 29th Street after the allocation of purchase price, net of the amounts recorded for depreciation in the historical statement of operations.  Depreciation and amortization are computed using the straight-line method and are based upon the estimated useful life of the asset.

The purchase price amounts used in these pro forma statements are subject to change, and allocation adjustments made to the fixed asset captions could result in a change in depreciation expense made in future financial statement filings.

We acquired the remaining 50% interest in the Holiday Inn Express 29th Street from our partner in the venture.  The purchase price allocated to the property of the Holiday Inn Express 29th Street represents the fair value of the property on the date of acquisition.  The pro forma adjustment reflects the depreciation expense incurred on the fair value of the property in excess of the depreciation included in the historical statement of operations for the Holiday Inn Express and is as follows:

Assets Acquired	Fair Value	Life	Depreciation Expense
Land	$30,329	N/A	$-
Building and Improvements	57,016	40	665
FF&E	2,856	5	267
Intangible	98	1	46
Total			977
Less: Holiday Inn Express 29th Street historical depreciation			(832)
Pro Forma Adjustment			$145

(D)
Adjustment represents amortization of $402 for the premium recorded on debt with an above market rate of interest assumed in the acquisition of the remaining 50% interest in the Holiday Inn Express 29th Street.  The stated rate of interest on the debt is 6.50%.  Including amortization of the discount, the effective rate of interest is 4.94%.  A discount of $3,436 was recorded and is being amortized over the life of the debt which matures in November 2016.

(E)	Represents adjustment to remove $114 of loss from investment in unconsolidated joint ventures for the Holiday Inn Express 29th Street which was included in our historical statement of operations.

(F)
Represents noncontrolling interest allocable to holders of units of limited partnership interest in our operating partnership, HHLP.  The cumulative noncontrolling interest effect of the acquisition of our interest in the Holiday Inn Express 29th Street  is calculated by using the weighted average minority interest percentage of 3.70% for year ended December 31, 2012, as follows:

Increase in historical Hersha income	60
Noncontrolling interest percentage	3.70%
Pro forma adjustment		$2

Noncontrolling interest in pro forma adjustments
Depreciation pro forma adjustment	(145)
Interest expense pro forma adjustment	402
Historical loss from investment in Holiday Inn Express 29th Street	114
Total pro forma adjustments	371
Noncontrolling interest percentage	3.70%
Pro forma adjustment		14

Total pro forma adjustments for noncontrolling interest due to HHLP unit holders		$16